EXHIBIT 23.1

                   INDEPENDENT AUDITORS' CONSENT


The Board of Directors
CenturyTel, Inc.

We consent to the use of our report dated January 28, 1999, except as to
Note 21, which is as of February 23, 1999, related to the consolidated financial statements and related financial statement schedules of CenturyTel, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus constituting part of the Registration Statement on Form S-3 of CenturyTel, Inc. relating to the issuance of up to 750,000 shares of Common Stock and accompanying Preference Share Purchase Rights pursuant to the Automatic Dividend Reinvestment and Stock Purchase Service of CenturyTel, Inc.


/S/ KPMG

KPMG LLP



Shreveport, Louisiana
November 19, 1999